Exhibit 10.29

[         ], 2014

Brett K. Haumann

Dear Brett:

As you know, Theravance, Inc. (“Theravance”) will spin-off its drug discovery and development business into a separate publicly traded company, Theravance Biopharma, Inc., a Cayman Islands corporation (the “Spin-Off”). You will continue to be employed by Theravance UK Limited (the “Company” or “Theravance UK”), which will transition from a wholly-owned subsidiary of Theravance, Inc. to a wholly-owned subsidiary of Theravance Biopharma, Inc. in connection with the Spin-Off.

At Theravance UK, you will work in the exempt position of Vice President, Clinical Development and Operations, initially reporting to Rick Winningham, and you will be based on the UK.  However, in order to help in the efficiency and smooth running of the Company, recognize and fully accept that the Company may require you to work in any section carrying out other duties reasonably related to your position as a senior manager and within your capabilities, as the workload so requires.  Both you and the Company acknowledge and agree that there will be times that it will be necessary for you to be on-site in San Francisco to fulfill your employment duties, which will require travel to and from the US and such other destinations as the Company may decide. The Company will cover the travel expenses to South San Francisco, provided that the airline tickets and hotel accommodations are purchased in compliance with the Company’s travel policy. You will not be required to work continuously outside of the UK as part of your normal duties although business visits abroad will be required. The Company reserves the right to ask you to work on a temporary basis (usually for up to 60 days) anywhere within the UK and overseas.  Depending on the circumstances, the Company will give you reasonable advance notice regarding overseas assignments.

Your salary on an annualized basis will be 245,000 GBP.  Your salary will accrue from day to day and will normally be paid in equal installments by direct transfer to your bank/building society account by the last working day of each month. Your salary and any deductions will be set out on an itemized pay statement.  Each payment relates to the calendar month in which it is paid.

You will remain eligible to receive an annual discretionary bonus of up to 40% of your annual salary in 2014 (and each calendar year thereafter).  Your 2014 bonus will be paid by the Company and you will be required to be an active employee in good standing at the time the bonus is paid in order to receive the bonus.  The Company’s bonus percentage targets may change from time-to-time at the sole discretion of the Board of Directors of Theravance Biopharma, Inc.

As previously agreed with Theravance, an allowance for your individual and family benefits coverage is included in the base salary.  Theravance Biopharma, Inc. will also offer an Employee Stock Purchase Plan, although it has not yet been determined when the first offering period will commence.

Subject to the approval by the appropriate committee of the Theravance Biopharma, Inc. Board of Directors, you will be granted an option to purchase ordinary shares of Theravance Biopharma, Inc. at a per share purchase price equal to the fair market value of one Theravance Biopharma, Inc. ordinary share on the date of grant, which will be after the effective date of the Spin-Off.  The number of shares subject to the option and the vesting and exercise details of your option grant will be set forth in your option paperwork. The option granted to you will be contingent on your execution of an Option Agreement and will be subject to all terms of the Theravance Biopharma, Inc. 2013 Equity Incentive Plan.

To the extent you hold outstanding equity awards granted to you by Theravance at the time of the Spin-Off, such awards (including outstanding stock options, restricted stock units and restricted stock awards) and the related stock option, restricted stock unit and restricted stock agreements will be adjusted.  One of the primary purposes of these adjustments is to permit continued vesting of Theravance equity awards based on service to Theravance Biopharma, Inc. or any subsidiary thereof, including the Company, after the Spin-Off.  These adjustments and other relevant information are set forth on Exhibit A.  Except as described on Exhibit A, each of your adjusted Theravance equity awards will continue to be governed by the applicable Theravance award agreement and the Theravance equity plan under which the award was granted.

The Company’s normal office hours are from 9:00 am to 5:30 pm Monday to Friday, but as a senior manager, you will be required to work outside and in addition to these hours without additional remuneration in order to meet the requirements of the business and for the proper performance of your duties.

You will be entitled to 28 days of paid holiday per completed 12 months of employment, which include UK Bank Holidays. If you start or leave your employment during the holiday year, your entitlement for that year will be calculated on a pro rata basis for each complete calendar month worked. No holiday may be carried over from one holiday year to the next. No payment will be made in lieu of holiday accrued and not taken except in the year when you leave our employment.

Without prejudice to your right to statutory sick pay, once you have completed three (3) months continuous employment, you are entitled to full pay during the first three (3) months of absence due to sickness or injury in any calendar year. Absence through illness or injury must be reported to your manager immediately, i.e. on the first day of your absence. If you are absent from work due to sickness for more than three (3) days you must complete a self-certification form and send it to the office administrator when you return to work.  If you are still ill after seven (7) calendar days you must obtain a doctor’s certificate, which must be sent to the office administrator and renewed regularly as necessary. If, from the start of the illness, your doctor feels that you will be unable to work for more than a week you will be given a certificate on the first day. The Company will calculate how much statutory sick pay you may be entitled to and this will be paid in the following month. The Company reserves the right to withdraw or terminate the scheme referred to above or amend them at any time.

In connection with the Spin-Off, you must sign the enclosed Proprietary Information and Inventions Agreement with Theravance Biopharma, Inc. You will be expected to abide by its terms.

While we hope that your employment with the Company will be mutually satisfactory, employment with Theravance is for no specific period of time. Either you or the Company may terminate the employment relationship by giving the other party the following minimum advance written notice: 1) during the first 24 months of employment, 4 weeks; 2) after 24 months of employment, one additional week of notice for each completed year of service up to a maximum of 12 weeks’ notice.  The Company has the right to dismiss employees without notice in the case of gross misconduct.

The Company reserves the right to require you to take any outstanding holiday entitlement during your notice period.  The Company also reserves the right to pay you in lieu of notice or require you to take “garden leave” for all or part of the notice period.  During any “garden leave,” you will not be required to work for the Company and you will not be allowed to undertake any other work without the written permission of the CEO.  You are not permitted to take any holiday during “garden leave” and must ensure that you remain available to attend work, if required, at any time. The Company also reserves the right to require you to carry out other work within your capabilities in any department or area as an alternative to “garden leave.”

The terms of your employment are not subject to any collective agreements with any Trade Union or other organization.

This is the full and complete agreement between us on this term.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, to which you will be subject, may change from time-to-time. The Company may amend, vary or terminate the terms and conditions in this document or any of its employment policies.

You will be consulted over any significant change applying to you as an individual. More general changes such as changes to procedures will be notified to you in writing or, by notice or by circular letter or email. This offer is contingent upon the successful completion of your background investigation.

There are two copies of this letter enclosed; if all of the foregoing is satisfactory, please sign and date each copy to acknowledge your receipt and acceptance of the terms, and return one copy to me no later than [          ], 2014, saving the other copy for yourself.  Your signature below also constitutes your agreement to the adjustments to all of your outstanding Theravance equity awards as described in Exhibit A.  Please also sign and return the enclosed Proprietary Information and Inventions Agreement. If we do not receive your completed paperwork by the due date your employment transition from Theravance to the Company will not occur.

We are very excited about the transition!  We have enclosed an additional Q&A to help answer any questions.  However, should you need further assistance, please don’t hesitate to contact me.

Sincerely,

Foregoing terms and conditions hereby accepted upon the effective date of the Spin-Off:

Signed:
Brett K. Haumann

Date:

Start Date: